Exhibit 99.1

BriaCell CEO Letter to Shareholders

●	Positive FDA feedback on our pivotal study for lead clinical candidate Bria-IMT™ in combination with a checkpoint inhibitor could greatly accelerate the path to commercialization.
●	Successful completion of the pivotal study could be followed by a Biologics License Application submission and commercialization.
●	Pivotal study’s primary endpoint to be linked to survival improvement.

PHILADELPHIA, PA and VANCOUVER, British Columbia, January 24, 2023— BriaCell Therapeutics Corp. (Nasdaq: BCTX, BCTXW) (TSX: BCT) (“BriaCell” or the “Company”), a clinical-stage biotechnology company specializing in targeted immunotherapies for cancer, today issues a letter to shareholders from Dr. William V. Williams, BriaCell’s President and CEO.

Dear BriaCell Shareholders,

I am writing this letter to share our tremendous excitement with our recent Bria-IMT™ FDA milestone, and to provide insights into our upcoming Bria-OTS™ personalized treatment program. We strongly believe our novel immunotherapy candidates will transform the way we treat cancer patients.

Our Lead Program and Value Driver: Bria-IMT™

Last week, we received positive feedback from the FDA and are progressing towards our pivotal study initiation for Bria-IMT™ in combination with an immune checkpoint inhibitor in advanced metastatic breast cancer (under Fast Track designation). Rather than working through multi-year Phase II and Phase III trials, successful completion of the pivotal study would allow us to subsequently submit a Biologics License Application and greatly accelerate the path to commercialization.

The FDA agreed on the eligible patient population for the study: breast cancer patients who have failed the available approved therapies. These are women in desperate need of therapy to extend their lives. The FDA also agreed on our preferred primary endpoint of survival improvement in comparison to the patient physician’s choice of treatment. Note that the average survival in this very sick patient population is under one year and as little as weeks in women who have progressed through multiple regimes. These women need help!

We are speeding up clinical preparations in parallel as we finalize the pivotal study protocol with the FDA in the coming months. We have boosted our Bria-IMT™ production batches and testing capabilities required for larger scale patient dosing. Frequent and responsive FDA communication under our Fast Track status has greatly accelerated protocol review and feedback timelines. We could initiate patient dosing as early as the second quarter of 2023.

Our recently reported cash position is US$37 million. Subject to finalizing the pivotal study protocol and associated costs, we are in the enviable position of being able to drive this program forward without the need to raise additional financing.

Learning from our Top Responders: Our Bria-OTS™ Program

With BriaCell’s newly issued patent, protecting the composition of matter and method of use of BriaCell’s personalized off-the-shelf whole-cell immunotherapies, BriaCell expects to begin dosing advanced metastatic breast cancer patients in its Bria-OTS™ Phase I/IIa clinical study in the first half of 2023.

We believe this unique approach will maximize patient responses by “HLA matching” each patient, identifying her human leukocyte antigen (HLA) type prior to dosing through a simple saliva test. We then treat her with pre-manufactured cells that correspond to her HLA type. We call this matching approach Bria-OTS™ or Off-The-Shelf. This novel treatment approach came about when we found that the HLA type of our previously disclosed top responders matched with the Bria-IMT™ cell-line HLA type.

The treatment will be “personalized” because the cell therapy will match the HLA type of the patient, even though it is pre-manufactured.

Thank You!

As a physician who has been involved in drug development for over 25 years, I can state without hesitation that I am absolutely thrilled with our recent progress and very proud of the world-class team we have assembled at BriaCell. We continue to strive towards solutions for cancer patients whose medical needs are unmet and look forward to sharing more exciting news with you in the coming months.

I want to end this letter by thanking all our shareholders who have continued to support us throughout our journey, as well as our employees, board members, scientific advisory board, collaborators, and clinical teams who have worked tirelessly to make these clinical advancements possible. Finally, I would like to offer our sincerest thanks to our patients and their families for their patience and trust in our science and technology. I am looking forward to a great year in 2023.

Yours very truly,

William V. Williams, MD

President & CEO

BriaCell Therapeutics Corp.

About BriaCell Therapeutics Corp.

BriaCell is an immuno-oncology-focused biotechnology company developing targeted and effective approaches for the management of cancer. More information is available at https://briacell.com/.

Safe Harbor

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Examples of forward-looking statements in this news release include statements that the Company makes regarding the ability of the pivotal study to greatly accelerate the path to commercialization; the potential for the Company to make a Biologics License application for the approval of the combination regimen; the potential initiation of patient dosing in the first half of 2023; the ability to drive the pivotal study program forward without the need to raise additional funding; and the Company’s ability to address alleged illegal activities intended to depress the Company’s share price. Forward-looking statements are based on BriaCell’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully under the heading “Risks and Uncertainties” in the Company’s most recent Management’s Discussion and Analysis, under the heading “Risk Factors” in the Company’s most recent Annual Information Form, and under “Risks and Uncertainties” in the Company’s other filings with the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission, all of which are available under the Company’s profiles on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date, and BriaCell Therapeutics Corp. undertakes no duty to update such information except as required under applicable law.

Neither the Toronto Stock Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information

Company Contact:

William V. Williams, MD

President & CEO

1-888-485-6340

info@briacell.com

Media Relations:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com

Investor Relations Contact:

CORE IR

investors@briacell.com